Free Writing Prospectus

Filed Pursuant to Rule 433

Filed March 29, 2024

Registration Statement Nos. 333-275606

and 333-275606-01

Free Writing Prospectus dated March 29, 2024

GM Financial Consumer Automobile Receivables Trust 2024-2

Issuing Entity

AFS SenSub Corp.

Depositor

Sponsor and Servicer

The depositor has prepared a prospectus which describes the notes to be issued by the issuing entity. You should review the prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The notes must receive at least the following ratings from Moody’s Investors Service, Inc., or Moody’s, and S&P Global Ratings, or S&P, in order to be issued.

	Moody’s	S&P
Class A-1 Notes	P-1 (sf)	A-1+ (sf)
Class A-2-A Notes	Aaa (sf)	AAA (sf)
Class A-2-B Notes	Aaa (sf)	AAA (sf)
Class A-3 Notes	Aaa (sf)	AAA (sf)
Class A-4 Notes	Aaa (sf)	AAA (sf)
Class B Notes	Aa2 (sf)	AA (sf)
Class C Notes	A2 (sf)	A (sf)

Joint Bookrunners

BNP PARIBAS	CIBC Capital Markets	Lloyds Securities	SOCIETE GENERALE	Wells Fargo Securities

Co-Managers for the Class A Notes

Goldman Sachs & Co. LLC	Great Pacific Securities	MUFG	Scotiabank

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-854-5674.